Exhibit 99.1

Tesoro Corporation Announces Election of William H. Schumann, III, to Board of Directors

SAN ANTONIO - November 10, 2016 - Tesoro Corporation (NYSE:TSO) announced that William H. Schumann, III, has been elected to the Company's Board of Directors, effective November 11, 2016.

Mr. Schumann served as Executive Vice President of FMC Technologies (NYSE: FTI), a global provider of technology solutions for the energy industry, from 2007 until his retirement in 2012. Prior to that, he held various management positions of increasing responsibility during his 31-year career at FMC and its predecessor, FMC Corporation, including Executive Vice President and Chief Financial Officer; Vice President, Corporate Development; and Vice President and General Manager, Agricultural Products Group.

“Bill’s financial expertise and global operations experience will be valuable to the Board as we focus on executing our strategy and driving long-term growth,” said Greg Goff, Chairman, President and CEO of Tesoro. “We are pleased to welcome Bill and expect him to make many valuable contributions to our Board.”

Mr. Schumann serves on the boards of directors of Avnet, Inc. (NYSE: AVT) and McDermott International (NYSE: MDR), and previously served on the boards of AMCOL International, URS Corporation, UAP Holding Corp. and Great Lakes Advisors, a registered investment advisor. Mr. Schumann also serves on the board of the Lake Forest-Lake Bluff Historical Society.

About Tesoro Corporation
Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of over 895,000 barrels per day and ownership in a logistics business, which includes an interest in Tesoro Logistics LP (NYSE: TLLP) and ownership of its general partner. Tesoro's retail-marketing system includes over 2,400 retail stations under the ARCO®, Shell®, Exxon®, Mobil®, USA Gasoline(TM), Rebel(TM) and Tesoro® brands.

Contact:
Investors:
Sam Ramraj, Vice President, Investor Relations, (210) 626-4757

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702